  Exhibit 10.2

CONSULTING AND NONDISCLOSURE AGREEMENT

This Consulting and Nondisclosure Agreement (“Agreement”) is entered into between Command Center, Inc., a Washington Corporation (“Command”), and Ronald L. Junck (“Consultant”).

WHEREAS, Command wishes to engage Consultant for services relating to Command’s business, which may entail, in part, operational and financial details of Command, which in many cases are confidential and not known to the general public;

WHEREAS, as part of the services provided by Consultant, Consultant is willing to protect the confidentiality of such information;

NOW, THEREFORE, Command and Consultant agree as follows:

1.            Terms of Agreement. The engagement between the parties shall commence as of June 1, 2018, and shall continue through July 31, 2018 (the “Term”). This Agreement can be extended by mutual consent of the parties hereto upon the same terms and conditions for a period of time as agreed upon by the parties. Command may terminate this agreement with or without cause at any time without penalty or obligation to make any specific additional payments to Consultant as long as it has paid to Consultant the fees as contemplated herein. In the event Command elects to terminate this Agreement and the services provided by Consultant without good cause, Command will pay to Consultant the full amount of fees remaining through the Term of this Agreement. In the event Consultant elects to terminate this Agreement for any reason, no additional payments will be made to Consultant. Further, in the event either party elects to terminate this Agreement and the services provided by Consultant, Consultant will immediately return any and all property of Command provided to Consultant during the term of this Agreement and all Confidential Information (as defined below).

2.            Compensation and Terms. As may be requested by Command from time to time, Consultant shall provide Command with services within Consultant’s areas of experience and knowledge relating to Command’s general operations and governance and/or in other similar tasks. The services may include periodic reporting related to these services as may be required by Command. Consultant will not at any time be required to provide legal advice or legal services to Command, any employee of Command, or any member of the company’s board of directors.

Command shall pay Consultant on monthly basis for all services performed within the month. Consultant will be paid at a rate of $10,000 for each calendar month of the Term of this Agreement. Each monthly payment will be made by Command within five days of the first day of each month. Consultant hereby agrees and acknowledges the compensation rate set forth herein is all that Consultant will be owed for all services rendered to Command under this Agreement.

3.            Expenses. Consultant is responsible for all costs and expenses incurred in the course of performing services under this Agreement, unless previously approved by Command. However, in the event Command and Consultant agree that travel is necessary for Consultant, Command shall pay all expenses reasonably incurred by Consultant in the course of such travel.

4.            Time Requirements. Consultant agrees to furnish Command with consulting services as required by Command and as mutually agreed upon by the parties hereto. Consultant agrees and acknowledges that the hours required to provide the services contemplated in this Agreement may require irregular working hours at times and may require meeting stated deadlines. However, Consultant will not be required to provide more than 10 hours per month of consulting services to Command.

5.            Independent Contractor. Both Command and Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement. Accordingly, Consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of Consultant's activities in accordance with this Agreement, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required. At no time is Consultant authorized to enter into any agreements (written or otherwise) or make any material representations on Command’s behalf.

6.            Confidential Information.

(a) The words “Confidential Information” mean any nonpublic information, whether presented orally, in writing or electronically, relating to Command, provided or made available to Consultant during the term of this Agreement, including without limitation any of the following:

(1) All ideas, methods, plans, relationships, techniques, formats, specifications, procedures, designs, systems, processes, data and software systems;

(2) All marketing, pricing and financial information, including revenues, expenses, budgets and projections;

(3) All customer information including any data and details on specific customer accounts;

(4) All specific proprietary computer software, algorithms, computer processing systems, object and source codes, user manuals, and systems information and documentation, including how any of the above are applied in Command’s business operations;

(5) All Trade Secrets (as defined below);

(6) All Work Product (as defined below); and

(7)            All other information which is marked as confidential or explained to be confidential or which by its nature is confidential.

(b)            The term “Trade Secrets” as used in this Agreement shall mean Confidential Information that:

(1)            derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and

(2)            is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c)            This Agreement shall not apply to and the words “Confidential Information” or “Trade Secrets” shall not include information that is generally available to the public other than as a result of wrongful disclosure by others or information rightfully received by either party from a third party without restriction on disclosure or use.

(d)            This Agreement is not intended to obligate either party to disclose any particular information.

7.            Use and Protection of Confidential Information. Consultant will use the Confidential Information of Command only for designated purposes related to certain business operations of Command and as maybe needed generally in the course of providing the consulting services contemplated by this Agreement. Consultant, as the recipient of Confidential Information, shall take all reasonable precautions to guard and protect the secrecy and confidentiality of the Confidential Information so received, including all of the same precautions that he would take to guard and protect his own confidential information or that of any other client or employer of Consultant. Except as otherwise provided in this Agreement, Confidential Information shall not be disclosed by Consultant to any person or entity or used for his own benefit or the benefit of any other person or entity. Consultant shall not make copies of any Confidential Information or allow access to Confidential Information to any unauthorized third party without the prior written consent of Command. All Confidential Information shall remain the property of Command. Command has not granted a license to Consultant to use or exploit Confidential Information for the benefit of himself or any third party. The restrictions and other terms of this Agreement will continue for as long as information remains Confidential Information, and will survive termination of this Agreement.

8.            Return of Confidential Information. Upon written request of Command, Consultant shall return or destroy (as specified by Command and at Command’s expense) all Confidential Information. If requested by Command, Consultant shall sign a statement certifying that all Confidential Information has been returned or destroyed in accordance with Command’s instructions. Disclosure of Confidential Information to Consultant hereunder shall not constitute any option, grant or license to Consultant under any patent or other rights now or hereafter held by Command or its subsidiaries.

9.            Ownership of Work Product.

(a)            Consultant acknowledges and agrees that any and all work product of Consultant under this Agreement, whether tangible or intangible, written or unwritten, including, without limitation, text, computer software, stored data, programs, photograph, video, multi-media item, or other work of authorship and instrumentation, including copies and duplicates of same, inventions, ideas, discoveries, improvements, enhancements, whether or not shown or depicted in writing or reduced to practice, whether or not patentable and including those which may be subject to copyright protection (collectively, “Work Product”), shall belong solely to Command and that Consultant shall not at any time now or in the future hold or retain any rights or interests in or to any Work Product. Consultant shall give to Command all electronic and hard copies of all Work Product upon demand.

(b) To the extent that any Work Product may not properly be considered works made for hire, Consultant represents and warrants that Consultant is the owner of the Work Product. Consultant further represents and warrants that, whether or not the Work Product may properly be considered a work made for hire, all Work Product delivered under this Agreement is original to Consultant and that the Work Product does not infringe upon any third party rights including, but not limited to, copyright, trademark, patent, trade secret, privacy, publicity, and any other intellectual property rights or legally protectable property rights.

10.            Business Transactions. This Agreement shall not obligate either party to enter into any future business transaction with the other party.

11.            Waiver. No failure or delay by either party in enforcing any condition or term of this Agreement shall be construed as a waiver of its right to do so, nor shall any single or partial waiver be construed as a waiver with respect to any future violation of the same or any different condition or term. Any waiver, alteration, or modification of any of the provisions of this Agreement or cancellation or replacement of this Agreement shall not be valid unless in writing and signed by the parties.

12.            Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject of consulting services and supersedes all prior discussions, negotiations, agreements and understandings among the parties with respect to this subject.

DATED THIS 25th day of May, 2018.

COMMAND CENTER, INC.
CONSULTANT

By: Richard K. Coleman, Jr.

By: Ronald L. Junck_________________

Title: President and CEO

Title: _________-------________________